Exhibit 10.1

PATENT LICENSE AND DEVELOPMENT AGREEMENT

This PATENT LICENSE AND DEVELOPMENT AGREEMENT (“Agreement”) is made and entered into as of January 3, 2006, (“Effective Date”) by and between COMMONWEALTH BIOTECHNOLOGIES, INC. (“CBI” or “Licensor”), a Virginia corporation with its principal place of business located at 601 Biotech Drive, Richmond, Virginia, 23235, USA, and PRISM PHARMACEUTICALS, INC. (“Prism” or “Licensee”), with its principal place of business at 1150 First Ave, Suite 1050, King of Prussia, Pennsylvania, USA 19406, each a “Party” and together the “Parties.”

WHEREAS, CBI is the owner of certain patents and rights relating to the product HepArrest® and related compounds, as are further defined below, and;

WHEREAS, said patents were made, at least in part, with funds from the United States Federal Government, awarded through NIH grant number 1R41 HL 53003 (the “Grant”).

WHEREAS, Prism desires to obtain an exclusive license to make, have made, use, offer for sale, sell, import and export products by practicing said patents, and;

WHEREAS, Prism desires to develop said products, without limitation, including but not limited to process development, non-clinical development, clinical development, and manufacture, and;

WHEREAS, CBI is willing to grant to Prism said license under said patents, subject to the terms and limitations set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties hereto agree as follows:

1. DEFINITIONS.

1.1 “Advisory Committee” shall have the meaning set forth in Section 5.2.

1.2 “CBI” means Commonwealth Biotechnologies, Inc. and any subsidiary or any other entity in which Commonwealth Biotechnologies, Inc. owns more than 50% of the voting securities, partnership, or other ownership interest.

1.3 “Confidential Information” shall mean any proprietary, confidential information (whether or not patentable or copyrightable), whether or not so marked, that is not generally known to third parties and that has actual or potential economic value by reason of not being generally known. Confidential Information includes, without limitation, trade secrets, and non-public know-how, data, processes, formulas, methods, technology, manufacturing techniques, cost and pricing information, sales and marketing information, and information of third parties held by a Party in confidence. Documents and things containing or embodying Confidential Information are Confidential Information. Confidential Information does not include information that:

(a)	was known to the receiving party, as evidenced by the receiving party’s written records, before receipt from the disclosing party;

(b)	is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure;

(c)	is or becomes generally known to the public through no fault of the receiving party;

(d)	is independently developed by the receiving party, as established by the receiving party’s contemporaneous written records, without access to or reliance on the other Party’s Confidential Information; or

(e)	is required to be disclosed by law, rule or regulation of any court or regulatory authority of competent jurisdiction; provided, that a Party required to disclose the other Party’s Confidential Information shall notify the other Party as soon as possible and, if requested by the other Party, use reasonable good faith efforts, at its own expense, to assist in seeking a protective order (or equivalent protection) with respect to such disclosure or otherwise take reasonable steps to avoid making such disclosure.

1.4 “Control Laws” shall have the meaning set forth in Section 17.4.

1.5 “Default” shall have the meaning set forth in Section 11.2.3(b).

1.6 “Effective Date” means the date first set forth above.

1.7 “Encumbrance” means any mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

1.8 “FDA” means the U.S. Food and Drug Administration.

1.9 “FDA Communication” shall mean any communication or inquiry to or from the FDA related to the Product Intellectual Property or Licensed Products, including but not limited to communications which are verbal, electronic, written, formal submissions, chronological files and any other record of any communication.

1.10 “Federal Government” means the United States federal government.

1.11 “Fees” shall have the meaning set forth in Section 10.1.

1.12 “Force Majeure Event” shall have the meaning set forth in Section 17.14.

1.13 “GAAP” means U.S. generally accepted accounting principles.

1.14 “Grant” means NIH grant number 1R41 HL 53003.

1.15 “Governmental Entity” or “Governmental Entities” means any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivision, instrumentality, branch, department, official or entity); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial or legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

1.16 “IND” means an investigational new drug application for a Licensed Product.

1.17 “Indemnified Party” shall have the meaning set forth in Section 15.2.

1.18 “Indemnifying Party” shall have the meaning set forth in Section 15.2.

1.19 “Initial Term” shall have the meaning set forth in Section 2.3.

1.20 “Knowledge” means actual knowledge.

1.21 “License” shall have the meaning set forth in Section 2.1.

1.22 “Licensed Products” means any and all products and processes the development, manufacture, marketing, use, commercialization, offer for sale, sale, export or import of which is covered by a valid and unexpired claim of any of the Patents. In particular but without limitation, Licensed Products includes the product known as HepArrest® and all related compounds and all formulations for all uses in humans and animals. A product or process that is a Licensed Product in any jurisdiction is a Licensed Product in all jurisdictions.

1.23 “Losses” shall mean “Licensor’s Losses” and/or “Licensee’s Losses,” as applicable, as those terms are defined in Section 15.1.

1.24 “NDA” means a new drug application for a Licensed Product.

1.25 “Net Sales” means, for any Royalty Payment Period, the sum of:

1.25.1 gross revenues received by Prism or its authorized sublicensee during the Royalty Payment Period on the first arm’s length sale for commercial use of Licensed Products, whether by Prism or its authorized sublicensee, to an unaffiliated third party (“Product Sales”), less only: (1) normal and customary quantity, trade or cash allowances/discounts, credits or volume discounts given in connection with the sale of Licensed Products; (2) credits for returns of Licensed Products sold; (3) normal and customary chargebacks, rebates and refunds granted; (4) freight and insurance and (5) sales and other excise taxes and duties related to or in connection with the sale, transportation or delivery of the Licensed Products (taxes assessed against Licensee’s income are not deductible in calculating Net Sales). The deductions set forth in the previous subsections 1-5 shall be determined in accordance with GAAP and itemized on the Quarterly Royalty Reports; and

1.25.2 milestones, fees and other consideration paid to Prism by any sublicensee during the Royalty Payment Period pursuant to a Sublicense Agreement; provided, however, that this Section 1.15.2 shall not include any amount that is calculated based on Product Sales. By way of example and not limitation, Net Sales shall not include any royalty paid to Prism based on a sublicensee’s Product Sales if Prism also pays a Royalty on the same Product Sales made by such sublicensee.

1.26 “Parties” means individually CBI or Prism, as the context dictates, or collectively, CBI and Prism.

1.27 “Patent(s)” means any and all CBI patents issued and patent applications filed on or before the Effective Date which claim: (i) the product known as HepArrest and all related compounds and formulations for all uses in humans and animals; (ii) technology related to and/or necessary for the commercialization, manufacturing, marketing, making, having made, using, selling, offering for sale, importing or exporting of the Licensed Products; or (iii) the process to develop, market, commercialize, or manufacture any of the Licensed Products, all of which shall include but not be limited to: U.S. Patent No. 5,877,153, issued March 2, 1999; U.S. Patent No 6,200,955, issued March 13, 2001; and U.S. Patent No 6,756,206, issued June 29, 2004; European Patent 0999219 (Great Britain filing), issued March 31, 2004; European patent 1232754 (Great Britain filing), issued November 17, 2004; Japanese patent 347251, issued December 2, 2003; pending Canadian patent application 2,371,514; together with all patents that in the future issue therefrom in any country of the Territory, including utility, model and design patents and certificates of invention and all continuations, continuations-in-part, reissues, re-examinations, renewals, extensions, substitutions, confirmations or additions to any such patents and patent applications, extensions, divisionals, improvements as of the Effective Date, ancestors, descendents and foreign counterparts of any of the foregoing, whether or not pending on the Effective Date, and including, without limitation, any other application (U.S. or foreign) claiming priority from or through any of the foregoing.

1.28 “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, governmental entity, or other entity, including any successor or assigns (by merger or otherwise) of any such entity.

1.29 “Prism” means Prism, and any, subsidiary or any other entity in which Prism owns more than 50% of the voting securities, partnership, or other ownership interest.

1.30 “Product Copyrights” means all registered and unregistered copyrights related to the Licensed Products in the Territory both published works and unpublished works.

1.31 “Product Intellectual Property” means the Product Technology, and the Product Copyrights.

1.32 “Product Medical Materials” means any of the following: (i) all adverse event reports related to the Licensed Products, including any correspondence with the FDA, reports or other documents relating thereto, (ii) all data, information and files relating to the adverse experiences relating to the Licensed Products and (iii) all medical responses relating to the Licensed Products, and written, telephone and personal contact inquiries relating to the Licensed Products.

1.33 “Product Sales” shall have the meaning set forth in Section 1.26.

1.34 “Product Technology” means all Patents, inventions, regardless of whether patent rights have yet been obtained or applied for, Specifications, technical data, clinical data, know-how, research and development information, knowledge and other information, whether in existence on the Effective Date or in the future related to, or are desirable for, or are necessary or useful for the development, manufacture, formulation, reformulation, packaging, testing, marketing, use, distribution, commercialization, offer for sale, sale, import and export of the Licensed Products in the Territory, but excluding any common industry practice, process or procedure.

1.35 “Product Trademark” means the trademark HEPARREST, all good will associated with the business associated with such mark, and associated U.S. trademark Registration No. 2,652,127.

1.36 “Quarterly Royalty Report(s)” shall have the meaning set forth in Section 10.5.2.

1.37 “Regulatory Authority” means any Governmental Entity in any country of the Territory competent to approve pharmaceutical products for manufacturing, marketing, distribution and sale in any country of the Territory and/or to approve the price for pharmaceutical products to be sold in any country of the Territory.

1.38 “Royalty” or “Royalties” shall have the meaning set forth in Section 10.2.

1.39 “Royalty Payment Period” shall have the meaning set forth in Section 10.5.1.

1.40 “Renewal Term” shall have the meaning set forth in Section 2.3.

1.41 “Specifications” shall mean the specifications, formulations, recipes and manufacturing instructions for Licensed Products as known at the Effective Date and from time to time during the term of this Agreement changed, altered, amended or repealed.

1.42 “Sublicense Agreement” shall have the meaning set forth in Section 2.4 below.

1.43 “Term” shall have the meaning set forth in Section 2.3 below.

1.44 “Territory” is worldwide.

1.45 “USDA” means the U.S. Department of Agriculture.

2. LICENSE.

2.1 License Grant. Subject to the terms and limitations of this Agreement, and in exchange for the covenants made herein, CBI grants to Prism a sole and exclusive license, with the right to grant sublicenses, throughout the Territory, using the Product Intellectual Property, to practice the Patents by developing, marketing, manufacturing, making, having made, using, distributing, commercializing, selling, offering to sell, importing and exporting the Licensed Products (the “License”).

2.2 Nature of Exclusivity. This license grant is exclusive even against CBI, except that CBI remains free to practice the Patents in the course of rendering goods or services to Prism or any of Prism’s successors, assigns, licensees or customers and except that the United States Government has certain rights to the Patents because certain of the patented inventions were made, at least in part, with funds from the Federal Government awarded through the Grant.

2.3 Term. Unless sooner terminated as provided for herein, this License shall commence as of the Effective Date and remain in force until the later of (i) the expiration of the last-to-expire of any of the Patents in any jurisdiction or (ii) any later expiring period of exclusivity granted by the FDA (the “Initial Term”). Thereafter, this Agreement shall automatically be renewed for successive two-year terms, subject to prior termination in accordance with the terms hereof (each a “Renewal Term”; collectively, the Initial Term and Renewal Term shall be referred to herein as the “Term”).

2.4 Right to Sublicense. Prism has the right to sublicense, in whole or in part, its rights under the License. Prism shall require such sublicensees to execute an agreement (a “Sublicense Agreement”), with terms and provisions which adequately protect the interests of CBI with terms comparable to those set forth herein in Sections 8, 10.2-10.6, 11, 12.3, 13-16, 17.1, 17.2, 17.4, and 17.7. CBI shall be designated as a third-party beneficiary in any sublicense agreement, but such provision shall not relieve Prism of its obligation to enforce such sublicense agreements for the benefit of CBI.

2.5 Patent Marking. Prism shall ensure that the Licensed Products, and all packaging and labeling therefor, as well as all promotional, marketing, and advertising material associated with the Licensed Products, as applicable, bear forms of patent notice and marking meeting the requirements of the applicable jurisdiction(s) and acceptable to CBI. Prism shall provide samples of the foregoing to CBI upon request.

3. DEVELOPMENT OF LICENSED PRODUCTS.

3.1 Prism shall have sole and exclusive right and responsibility to develop the Licensed Products for commercialization in the Territory, including without limitation, process development, non-clinical development, clinical development and manufacture.

3.2 Prism shall bear all costs associated with its development of the Licensed Products incurred by Prism after the Effective Date.

3.3 Prism shall exercise commercially reasonable efforts to develop the Licensed Products for purposes of obtaining regulatory approvals and commercializing and selling the Licensed Products.

4. DATA DELIVERY.

4.1 CBI shall deliver to Prism no later than thirty (30) days after the Effective Date a copy of all books and records related to the Product Medical Materials, the Product Intellectual Property and FDA Communication. Such books and records shall be catalogued and identified appropriately by CBI and delivered to Prism in a complete and orderly fashion, accompanied by a master list identifying the name and contents of each individual file.

5. REGULATORY APPROVALS.

5.1 Prism shall be responsible for obtaining, at its own expense, all applicable legal and regulatory approvals for its Licensed Products, including but not limited to all FDA permits and approvals, in all jurisdictions in which Licensee seeks to make, use or sell the Licensed Products. During the Term of this Agreement and upon the request of Licensee, Licensor shall provide reasonable nonmonetary cooperation to Licensee in obtaining legal and regulatory approvals, including without limitation, executing any and all documents or instruments that are necessary or appropriate to the application for regulatory approval. Licensee shall provide such cooperation at no charge to Licensor, except that in the event that Prism’s requests for assistance entail the dedication or application of appreciable resources or time of CBI, Prism and CBI shall enter into a separate agreement for CBI to render such services at CBI’s then-prevailing rates as described in Section 10.7.

5.2 The Parties shall establish a committee of up to six (6) members who will be agreed upon in writing by CBI and Prism and each of whom shall be senior executives of or experienced professional counsel to the appointing Party, provided that such professional counsel is (a) bound to protect the confidentiality of the Confidential Information of the other Party at least to the extent provided in Article 14 and (b) obligated to assign to the appointing Party any intellectual property developed in the course of its relationship with the appointing Party which shall be further assigned, if necessary, and owned in accordance with Section 7.5 (the “Advisory Committee”). The Parties shall work through the Advisory Committee to address issues related to obtaining legal and regulatory approvals for the Licensed Products. The initial Advisory Committee is set forth on Schedule 5.2. At any time, a Party may replace one or more of its designees to the Advisory Committee by written notice to the other Party. The Advisory Committee shall meet quarterly (or more frequently as deemed necessary by the Advisory Committee), in a location or by telephone as mutually agreed by the Parties, to share information on the status of the development and commercialization of the Licensed Products in the Territory. The location of the meetings shall take place at Prism’s principal office location. The Advisory Committee shall also discuss any requests by Prism for assistance from CBI pursuant to this Agreement.

6. COMMERCIALIZATION.

6.1 Prism shall have sole and exclusive rights to the developing, marketing, offering for sale, sale, advertising, promotion, distribution, making, having made, manufacturing, exporting, importing, and all other exploitation of the Licensed Products in the Territory.

7. PATENT MANAGEMENT.

7.1 CBI shall retain ownership of all Patents that CBI owns on the Effective Date and CBI shall continue prosecution of all patent applications related to the Licensed Products that are pending as of the Effective Date and shall pay all costs associated therewith. CBI shall inform Prism of any actions regarding the prosecution of all such patent applications. Prism shall be permitted to provide input into and suggestions for the prosecution of such patent applications.

7.2 While CBI shall retain ownership of the Patents, as of the Effective Date, and except as may be provided for to the contrary in Section 8 of this Agreement, Prism shall assume full responsibility for and pay all fees and expenses associated with the prosecution of any then-pending patent applications comprising the Patents and the maintenance of all Patents that have issued or do issue based on such applications. Prism may determine in its sole discretion whether it desires to maintain the Patents in any jurisdiction, except that Prism shall not permit any of the Patents to expire or lapse in any jurisdiction without CBI’s express prior written consent, which shall not be unreasonably withheld. Prism shall give CBI prior written notice, at least thirty (30) days prior to the day on which action is required to maintain a patent or a patent application (clearly specifying the action that must be taken and the date by which it must be taken), of its intention not to maintain any such Patent or not to pursue such patent application pending as of the Effective Date, whereupon CBI shall have the option to assume control of the prosecution or maintenance, as the case may be, of such Patent at CBI’s sole expense. If CBI thereafter desires to elect not to prosecute or maintain such Patent, it shall similarly give Prism at least thirty (30) days prior written notice of its decision, whereupon Prism shall have the option, by giving prompt written notice to CBI, to take an assignment, for no additional consideration, of such Patent and assume sole responsibility therefore. Assignment of such Patent, however, shall not relieve Prism of its obligations to pay Royalties on Net Sales of Licensed Products covered by a valid and unexpired claims of such Patent incurred prior to the date of such assignment.

7.3 Prism shall have the sole and absolute discretion and responsibility with respect to any determination to secure patents and patent prosecution and maintenance for any intellectual property invented or created by it or on its behalf (and assigned or assignable to it) subsequent to the Effective Date and arising out of the License and for which it elects to take and actually does take an assignment as provided for in Section 7.5.

7.4 With respect to any patent application filed after the Effective Date on inventions for which Prism elects to take and actually does take an assignment as provided for in Section 7.5, Prism shall pay the costs of prosecution and maintenance of all Patents and patent applications that are related to the Licensed Products.

7.5 Any inventions relating to the Licensed Products and Product Technology made during the Term shall be owned by the inventor and joint inventions shall be owned equally by all inventors, or as is otherwise determined by written agreement. Each Party shall require its employees and agents doing inventive or creative work with respect to the Licensed Products and Product Technology to execute agreements obligating to assign rights in inventions he or she creates to such Party. Each Party shall disclose any such new inventions to the other in writing. Prism may request an assignment by CBI of any rights it may have in any such invention by written notice to CBI made within ninety (90) days after disclosure of the invention. All such inventions shall be assigned to Prism by CBI (or its agents), assuming Prism gives notice of its request to take assignment of such inventions. The foregoing notwithstanding, however, assignment of all such inventions by CBI (or its agents) to Prism will only apply to those inventions which were discovered and/or reduced to practice in the course of work done by CBI (or its agents) under a contract for services to Prism pursuant to this Agreement or any other agreement.

8. ENFORCEMENT AND DEFENSE OF PATENTS.

8.1 Each Party agrees to promptly notify the other Party of their knowledge of any actual or suspected third-party infringement or violation of any of the Patents or other Product Intellectual Property, as well as of any claim, demand, invitation to license or other third-party challenge to the Patents or other Product Intellectual Property.

8.2 Prism is solely responsible, in its sole and absolute discretion, and at its sole expense, for the enforcement and defense of any patent or intellectual property rights that it owns, including but not limited to patent and other intellectual property interests created by it or on its behalf (and assigned or assignable to it) pursuant to this Agreement.

8.3 With respect to the Product Intellectual Property licensed to Prism hereunder, except as is provided herein to the contrary, Prism shall be solely responsible for the enforcement and defense of such Product Intellectual Property, at its sole expense, during the Term. Notwithstanding the foregoing: (a) CBI agrees to be joined as a party plaintiff, at Prism’s request and as is reasonably required to pursue an enforcement action; (b) counsel selected by Prism shall be reasonably acceptable to CBI; (c) Prism shall give CBI prompt notice that an infringement or other action has been commenced concerning any of the Product Intellectual Property, an opportunity to review and approve in advance any demand, cease and desist letter or invitation to license, and if commercially practical, at least thirty (30) days prior written notice of its intent to commence an enforcement action; (d) Prism shall give CBI prompt written notice (in no event less than 15 days prior to any responsive filing deadline or other deadline that may jeopardize rights in the Product Intellectual Property) of its decision not to enforce or defend any of the Product Intellectual Property; and (e) Prism shall not enter into any settlement agreement or consent judgment, nor shall it make any material admission relating to validity or enforceability of any of the Product Intellectual Property or with respect to CBI which would materially adversely effect CBI without the prior written consent and approval of CBI, which shall not be unreasonably withheld. In the event CBI joins or is named as a party in any enforcement or defense action, CBI shall have the right but not the obligation to retain separate counsel at its own expense. Any recovery of damages in any enforcement action by Prism involving the Product Intellectual Property shall be allocated as follows: (a) first, to the payment of attorney’s fees and other costs and expenses of the litigation; (b) second, the amount that Prism is responsible for making any required payments to its sublicensees; (c) third, the remainder to be divided between Prism and CBI, with CBI receiving an amount equal to the remainder multiplied by the Royalty rate applicable to Prism’s Net Sales in the most recent Royalty Payment Period. In the event that Prism elects not to enforce or defend one of the Patents or the other Product Intellectual Property, CBI shall have the right but not the obligation to enforce or defend, as the case may be, at its sole expense and in its sole discretion, and in the event it elects to enforce or defend Prism shall provide commercially reasonable nonmonetary cooperation, join as a party at CBI’s request and as reasonably required, and CBI shall be entitled to all recovery from such action.

8.4 Each Party, regardless of whether it joins in a legal action, agrees to reasonably cooperate with the other to assist in the prosecution or defense of any actions described in this Article 8. In addition to any other obligation set forth in this Agreement, each Party shall keep the other regularly informed on developments in any such action in which it participates or obtains information, if the other Party is not involved. With respect to the foregoing actions, each Party shall cooperate with each other in such a manner as to preserve in full (to the extent possible) the confidentiality of any of the other Party’s Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) the provisions of Article 14 shall apply to the production of Confidential Information, and (ii) all communications between any Party hereto and counsel responsible for participating in the defense of any third-party claim or with respect to any action regarding the Product Intellectual Property to the extent such action involves or impacts Prism’s right to develop, commercialize, market, manufacture, distribute, sell, offer for sale, import and/or export the Licensed Products in the Territory, shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

9. TRADEMARKS.

9.1 Licensor assigns to Licensee whatever rights it has in the Product Trademark via the trademark assignment attached hereto as Exhibit A. Except as is expressly warranted in Section 12.2.4(b), the Product Trademark is assigned on an “AS IS” and “WITH ALL FAULTS” basis. As of the Effective Date, Licensee shall bear sole responsibility regarding the use, registration and maintenance of the Product Trademark.

9.2 Prism may use its own trademark(s), service marks, logos and trade dress for the marketing and sale of the Licensed Products, and it shall be solely responsible for the registration, maintenance, enforcement and defense of any such marks.

10. FEES AND ROYALTIES.

10.1 In consideration of the rights and license granted pursuant to this Agreement, Prism shall pay to CBI the following fees (“Fees”) upon the attainment of the milestones set forth in the table below:

a. Upon execution of this Agreement:	$10,000

b. A one-time Fee upon either FDA or USDA (or counterpart foreign regulatory agency) marketing approval for the initial application of any Licensed Product, whether by Prism or its third-party sublicensee:	$5,000,000, subject to reduction as described in Section 10.7 below

c. A one-time Fee upon either the FDA or USDA (or counterpart foreign regulatory agency) marketing approval for the next new indication or new intended use of any Licensed Product, whether by Prism or its third-party sublicensee:	$2,500,000

d. A one-time Fee upon either the FDA or USDA (or counterpart foreign regulatory agency) marketing approval for the next new indication or intended use of any Licensed Product, which follows the indication or intended use described in (c) above, whether by Prism or its third-party sublicensee:	$1,250,000

e. No fees or milestones related to marketing approval shall be owed after the approval of the third application of any Licensed Product.	$0

10.2 In addition to its payments of Fees pursuant to Section 10.1, Prism shall pay to CBI royalties on Net Sales (“Royalty” or “Royalties”) as follows:

a. Subject to the reduction set forth in (d) below, Royalty on annual Net Sales of the Licensed Products on the first $25 million, in total, paid to Prism during any calendar year:	6%

b. Subject to the reduction set forth in (d) below, Royalty on annual Net Sales of the Licensed Products totaling more than $25 million and less than $75 million paid to Prism during any calendar year:	8%

c. Subject to the reduction set forth in (d) below, Royalty on annual Net Sales of the Licensed Products totaling more than $75 million paid to Prism during any calendar year:	10%

d. Notwithstanding anything to the contrary herein, at the time that there is no longer regulatory exclusivity of any Licensed Product(s) in a country, the Royalty on Net Sales of such License Product(s) sold in that country shall be reduced by fifty percent (50%).

10.3 Calculation of Royalties. All Royalties payable shall be calculated first in the currency of the jurisdiction in which payment was made, and then converted into U.S. dollars. The exchange rate for such conversion shall be the rate quoted in The Wall Street Journal on the last business day of the applicable Royalty Payment Period. Prism and its sublicensees shall bear all risks associated with restrictions on repatriation of profits and revenue: in the event any legal restrictions prevent the remittance of all or part of Royalties payable from a jurisdiction where Licensed Products have been sold, Prism shall nonetheless remit payment of Royalties payable to CBI.

10.4 Late Payment. Prism shall pay to CBI a late payment fee on any Royalties or other Fees that are not timely paid in accordance with the requirements of this Agreement equal to the lesser of (i) the sum of Ten Percent (10%) plus the prime rate of interest quoted in the money rates section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty-five (365) day year, or (ii) the maximum interest rate allowed by law. Such late payment fee shall be calculated on the basis of a three hundred sixty-five (365) day year from the date payment is due through and including the date upon which CBI has collected the funds.

10.5 Royalty Payment Periods and Reports.

10.5.1 Prism shall pay Royalties to CBI on a quarterly basis, measured by each calendar quarter, beginning with the calendar quarter in which Prism commences commercial sales of any Licensed Product (“Royalty Payment Period(s)”). Prism shall pay Royalties in full within forty five (45) days after the end each Royalty Payment Period. All Royalties and Fees shall be paid in U.S. dollars and directed to such addresses and payees as CBI may designate in writing from time to time.

10.5.2 Whether or not Royalties are payable at the end of a Royalty Payment Period, Prism shall provide to CBI within forty five (45) days after the end of such Royalty Payment Period a written report (“Quarterly Royalty Report(s)”) summarizing the volume of sales of each Licensed Product in each jurisdiction, gross revenue received on the sale or other disposition of each such Licensed Product in each jurisdiction, deductions to determine Net Sales thereof, Net Sales, and Royalties payable.

10.5.3 On or about each anniversary of the Effective Date, Licensee shall provide a detailed written report to CBI on the progress of its efforts to develop, obtain regulatory approval for, and commercialize the Licensed Products. Such annual reports shall include but not necessarily be limited to specific achievements in the prior year, any material problems or obstacles encountered, test data and results of clinical trials, as applicable, anticipated activities and achievements in the following year, and any projections or revisions thereto of future activities and developments. Prism shall supplement such reports with additional information and data as reasonably requested by CBI. In addition, Prism shall provide to CBI written notice of material developments as they occur, including but not limited to notice of results of clinical trials or material problems arising in the course of testing or clinical trials, new inventions or improvements developed by Prism, material filings with or responses from regulatory authorities, its intention to commerce commercial sales of Licensed Products, and its introduction or development of new Licensed Products.

10.6 Audit Rights. Licensee shall make and maintain for a period of at least three (3) years complete accurate records of its sales records, gross revenues and deductions in calculating Net Sales. Licensor, at its expense, shall have the right to inspect, copy and audit (itself or through its representative, subject to a confidentiality agreement reasonably acceptable to Licensee) such books and records at the premises of Licensee during normal business hours, within five (5) business days of notice to Prism of its request to conduct such an inspection or audit. CBI may not exercise this right more than two (2) times in any twelve (12) month period during the Term, and only one (1) time within the six (6) month period after this Agreement expires or is terminated. Prism shall cooperate in the conduct of any inspection or audit. In the event the audit shows an underpayment, Licensee shall pay Licensor the amounts underpaid plus interest on the underpayment as set forth herein. In addition, in the event the audit shows an underpayment of more than five percent (5%) for any applicable Royalty Payment Period, Licensee shall pay Licensor, in addition to the amounts underpaid, the reasonable costs and expenses of such audit. In the event the audit shows an overpayment, Licensor shall pay Licensee the amount of such overpayment less the reasonable costs and expenses of such audit (not to exceed the amount of the overpayment). Any amount discovered to be due under an audit shall not give rise to a right to terminate this Agreement for failure to make Royalty Payments if such deficiency is paid within thirty (30) days of the audit report; provided, however, that if Licensee is not in agreement with the audit report, then the Parties shall resolve such dispute in accordance with Section 17.9 and this Agreement may not be terminable by Licensor for reasons of underpayment until the resolution of such dispute in Licensor’s favor.

10.7 Contracted Services. The Parties anticipate that Prism may desire to retain independent contractors to perform services for it in the course of developing and obtaining regulatory approval for the Licensed Products. However, wherever Prism requires services of a kind normally provided by CBI (i.e., pre-clinical research or other services as then described at CBI’s web site), Prism agrees that it shall first consider contracting and retaining CBI to perform said services, to the extent that CBI is competitive from a cost and quality perspective in Prism’s sole and absolute discretion. In the event that Prism contracts with CBI for various services prior to the time the $5,000,000 milestone Fee payment described in Section 10.1 above is due, whether or not such services are related to the Licensed Products, the $5 million milestone Fee payment shall be reduced by the amount payable or paid to CBI by the due date of such milestone Fee payment for such contracted services. In the event the milestone for the $5 million payment is never achieved, Prism nonetheless remains obligated to pay CBI in full for all contracted services in accordance with Prism’s agreement with CBI for such contracted services.

10.8 Fees and Expenses. Each Party will bear all fees, costs and expenses incurred by it in respect of the negotiation, drafting and execution of the License Agreement and the consummation of the transactions contemplated thereby, including without limitation the fees and disbursements of its legal, financial and other advisors and any and all filing fees incurred by each of them in connection with obtaining all required approvals from and submitting all required filing to, all governmental and other regulatory agencies.

11. PERFORMANCE REQUIREMENTS AND TERMINATION.

11.1 Performance Requirements.

11.1.1 Prism shall exercise commercially reasonable efforts to market, sell, promote and distribute the Licensed Products and to maximize the development of the market therefor and the Net Sales earned therefrom. The Parties acknowledge and agree that the market potential for the Licensed Products is uncertain, and that the commercial success of same cannot be guaranteed.

11.1.2 Prism shall exercise commercially reasonable efforts to obtain FDA and/or USDA approval of the Licensed Products. The Parties acknowledge that there is no assurance that FDA or USDA approval of the Licensed Products can be obtained.

11.1.3 Prism shall submit a complete and bona fide IND application for at least one Licensed Product to the FDA within 24 months after the Effective Date.

11.2 Termination.

11.2.1 Termination by CBI. CBI shall be entitled to terminate this License upon thirty (30) days written notice to Prism if:

(a)	Prism fails to submit an IND application for at least one Licensed Product within 24 months after the Effective Date;

(b)	Prism has not commenced Phase I clinical trials for at least one Licensed Product within 12 months of the IND submission date for the IND of the first Licensed Product submitted by Prism to the FDA; or

(c)	Prism has not submitted an NDA to the FDA and/or USDA for at least one Licensed Product within 12 months of the completion of a Phase III clinical program as agreed upon with the FDA in an End-of-Phase II meeting.

11.2.2 Termination by Prism. Prism may terminate this Agreement at any time, without cause, by giving thirty (30) days prior written notice thereof to CBI.

11.2.3 Termination by Either Party.

(a)	Either Party may terminate this Agreement upon a material or continuing breach of this Agreement by the other Party by giving thirty (30) days prior written notice of termination, stating the claimed breach with specificity, and termination shall be effective as of the end of such 30-day notice period unless the breach is then substantially cured or the breaching Party has commenced such actions necessary to cure the breach.

(b)	Either Party may terminate this Agreement immediately by giving written notice of termination in the event of a Default. Events of Default shall occur if the other Party: (a) becomes insolvent or admits in writing its inability to pay its debts as they mature; (b) makes or attempts to make an assignment for the benefit of creditors; (c) assigns or attempts to assign this Agreement or its rights or obligations hereunder without the non-Defaulting Party’s consent as required by this Agreement; (d) dissolves, liquidates or enters into receivership; (e) becomes the subject of voluntary or involuntary bankruptcy proceedings, and such proceedings are not dismissed within one hundred twenty (120) days, or if this License or the rights hereunder are conveyed out of bankruptcy; (f) is convicted of any criminal offense in connection with the business associated with the Licensed Products; (g) with respect to Prism, ceased to conduct business with respect to the Licensed Products for a period of more than three (3) months and such cessation is not due to any third party claim with respect to the Product Intellectual Property or other legal impediment or Force Majeure Event; and (h) Prism, after receiving FDA approval to make any of the Licensed Products, loses FDA or other regulatory approval to manufacture or sell all of the Licensed Products in the United States, and such approval is not restored within ninety (90) days;

11.2.4 Effects of Termination or Expiration.

(a)	In the event this Agreement is terminated for any reason the License granted herein shall terminate concurrently, and Prism agrees that it may no longer practice any of the Patents or manufacture, use, sell, offer for sale or import any Licensed Products. Termination of this Agreement shall presumptively result automatically in termination of all sublicense agreements, and Prism shall be responsible for enforcing termination of sublicense agreements. Notwithstanding the foregoing, CBI shall have the option, in its sole discretion, to elect by prompt written notice to Prism and the effected sublicensee prior to the effective date of termination that applicable sublicense agreements shall remain in force and that CBI shall succeed to all of the contractual rights and obligations of Prism.

(b)	Upon termination or expiration, each Party shall return to the other all of the other’s Confidential Information that is capable of being returned, and destroy, in a manner that prevents undeletion, Confidential Information that is not capable of being transported. Except as otherwise provided herein, neither Party may use the other’s Confidential Information after termination or expiration of this Agreement. Notwithstanding anything to the contrary, Prism may retain and use original Confidential Information to the extent that it relates to or is connected with any intellectual property owned by Prism.

(c)	In the event of termination of this Agreement other than because of the breach of CBI, upon such termination Prism shall deliver and assign to CBI all data collected, test results, regulatory filings and approvals and all other work product created by or for it, after the Effective Date and prior to the effective date of termination, in connection with the design, development, or regulatory approval of the Licensed Products.

(d)	Neither termination nor expiration of this Agreement shall relieve Prism or its sublicensees from their obligations to make payments then due under this Agreement or under applicable sublicense agreements.

(e)	Provisions of this Agreement that, by their nature, survive its termination or expiration shall so survive, including without limitation Sections 1 (Definitions), 10 (Fees and Royalties, to the extent still due upon termination or expiration), 11.6 (Effects of Termination or Expiration), 12.3 (Warranty Disclaimers), 13 (Limitations), 14 (Confidentiality), 15.1-15.2 (Indemnity), and 17 (Miscellaneous Terms).

12. WARRANTIES; DISCLAIMERS.

12.1 Representation and Warranties of Both Parties. Each Party represents, and warrants to the other Party that:

(a)	it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Party;

(c)	the execution and delivery of this Agreement and the performance by the Party of any of its obligations under this Agreement do not and will not:

(i)	conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a party, any judgment of any court or governmental body applicable to the Party or its properties, or, to the Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to the Party or its properties, and

(ii)	require any consent or approval of any governmental authority or other person; and

(d)	it will, to the best of its knowledge without undertaking a special investigation, disclose to the other Party any material adverse proceedings, claims or actions that arise that would materially interfere with that Party’s performance of its obligations under this Agreement.

12.2 Representations and Warranties of CBI. CBI warrants and represents the following:

12.2.1 Right to License: CBI has full right, power and authority, to the extent the Patents are issued, valid and enforceable in the jurisdictions in which they have issued, to grant an exclusive license to Prism in the Territory pursuant to the terms of this Agreement to practice the technology covered by any and all Patents, and the Licensed Products, and to exercise Prism’s rights under the License. As of the Effective Date, CBI has no Knowledge of any fact or circumstances that the Licensed Products are, in or with respect to the Territory, subject to any restrictions, covenants, licenses other than this Agreement, or judicial and administrative orders of any kind, which detract in any material respect from the value of the Licensed Products or the Product Intellectual Property, or which could interfere with the use thereof by Prism in the Territory as contemplated by this Agreement.

12.2.2 No Inability to Receive Approval: As of the Effective Date, CBI has no Knowledge of facts that would reasonably lead it to conclude that any of the Licensed Products will be unable to receive marketing approval from the FDA, USDA or approval from any other Regulatory Authority. Notwithstanding the foregoing, the Parties acknowledge that there is no assurance that marketing approval can or will be achieved, and CBI makes no warranty that such approval can or will be achieved.

12.2.3 Clear Rights: As of the Effective Date, CBI has not received any notice and has no Knowledge that (i) the rights to the Product Intellectual Property or the Licensed Products have been challenged or will be challenged in any judicial or administrative proceeding, or (ii) any person, entity or product has infringed or will infringe any patent rights encompassed by the Licensed Products or the Product Intellectual Property and applicable to the Licensed Products, or (iii) any patent rights or other intellectual property rights, including but not limited rights of trade mark, trade dress and copyright, have been infringed by CBI or will be infringed by Prism by virtue of performing the activities contemplated by this Agreement.

12.2.4 Intellectual Property Rights: CBI, as an inducement to Prism to enter into this Agreement, represents, warrants or covenants to Prism, as applicable, as follows:

(a)	The definitions of the Patents contains a true and correct list of the Patents. The omission of any Patent from this definition shall not prejudice Prism’s right to such intellectual property pursuant to the License. As of the Effective Date, CBI is the owner of the letters patent and patent applications identified in the definition of the Patents, and to the Knowledge of CBI the letters patent comprising the Patents are valid and do not infringe the patent rights of any third party.

(b)	At the time of the execution of the assignment of the Trademark as contemplated by Section 9.1 and attached at Exhibit A, CBI is the owner of U.S. trademark registration no. 2,652,127, such registration is subsisting, and to the Knowledge of CBI no other person or entity is using the mark identified therein or any mark confusingly similar thereto with the goods identified therein.

(c)	CBI has taken precautions to protect the secrecy and confidentiality of the Product Intellectual Property.

(d)	As of the Effective Date, CBI’s ownership of the Product Intellectual Property is free and clear of any payment or Encumbrance.

12.2.5 Litigation: There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of CBI, threatened against CBI that relates to the Licensed Products or Product Intellectual Property, or challenges or seeks to prevent or enjoin the License. CBI has no Knowledge of any settlements, court decisions or agreements with any third party that would have an adverse effect on the Licensed Products.

12.2.6 No Brokers: CBI has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

12.3 Warranty Disclaimers. The warranties in Section 12 are the only warranties made by the Parties. Each Party disclaims all other warranties and representations, express or implied, including but not necessarily limited to: the ability to achieve any technical, commercial or other result with respect to the subject matter of this License; as well as implied warranties of title, noninfringement, noninterference, that any of the Patents or any other intellectual property associated with this Agreement is valid, enforceable or of any particular scope, merchantability, or fitness for any particular use.

13. LIMITATION OF LIABILITY.

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, AND EXCEPT FOR THE PARTIES’ OBLIGATIONS TO INDEMNIFY AS SET OUT HEREIN AND EXCEPT FOR INFRINGEMENT OR VIOLATION OF THE OTHER PARTY’S PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS LICENSE AGREEMENT, UNDER ANY EQUITY, COMMON LAW, TORT, CONTRACT, ESTOPPEL, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES RESULTING FROM LOSS OF SALE, BUSINESS, PROFITS, OPPORTUNITY OR GOODWILL), EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF SECTIONS 12, 13 AND 15 ARE REASONABLE ALLOCATIONS OF RISK THAT THEY ENTER INTO VOLUNTARILY.

14. CONFIDENTIALITY.

14.1 The Parties anticipate that, in the course of their relationship in connection with this Agreement, they are likely to exchange Confidential Information. Each Party agrees to use the other’s Confidential Information only to exercise its rights and perform its duties pursuant to this Agreement.

14.2 Each agrees not to disclose the other’s Confidential Information to third parties without the other’s express prior, written consent, except that each may disclose the other’s Confidential Information:

14.2.1 to those of its employees, representatives and agents that it reasonably requires to have access to same in order to perform its obligations and/or exercise its rights under this Agreement, provided such employees, representatives or agents are bound by obligations of confidentiality comparable to those set forth in this Section 14; and

14.2.2 to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications or complying with orders of any court, other Governmental Entity or arbitral body or with applicable laws or governmental regulations, provided that if a Party intends to make any such disclosure, it shall use reasonable efforts to give reasonable advance written notice to the other Party of such intended disclosure to permit such other Party to seek such protective orders or other similar relief as may be available in the circumstances.

14.3 Each Party agrees to safeguard the other’s Confidential Information against unauthorized use and disclosure with means at least as stringent as it employs to safeguard its own Confidential Information, and in no event with less than reasonable means.

14.4 The obligations of confidentiality in this Section 14 are in addition to and not in lieu of any confidentiality obligations the Parties may owe each other as a matter of underlying law, and the obligations herein shall survive the termination or expiration of this Agreement for so long as the information at issue continues to meet the definition of Confidential Information set forth in Section 1.2.

15. INDEMNIFICATION AND INSURANCE.

15.1 Indemnification.

(a)	INDEMNIFICATION BY LICENSOR:

Licensor shall indemnify and hold Licensee and its affiliates, officers, directors, employees, and agents harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expenses related to any third-party claims (“Licensee’s Losses”) to the extent arising from or in connection with: Licensor’s breach of any representation, warranty, covenant or agreement contained in this Agreement.

(b)	INDEMNIFICATION BY LICENSEE:

Licensee, to the extent not caused by, related to or in any way connected with the acts of Licensor, shall indemnify and hold Licensor and its affiliates, officers, directors, employees, and agents harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expenses (“Licensor’s Losses”) to the extent arising from or in connection with any third-party claims: (a) of bodily injury, death or property damage relating to the development, manufacture, use, distribution, importation, exportation or sale of, any Licensed Product as authorized under this License; (b) excluding Losses related to or connected with Prism’s exercise of this License, that any Licensed Product, or the manufacture, use, sale, offer for sale or import thereof infringes, whether directly or under the doctrine of equivalents, or otherwise violates the patent or other intellectual property rights of such third party or its licensors, or (c) otherwise relating to Licensee’s advertising, promotion or sale of Licensed Products or sublicensing of rights permitted herein; provided, however, that excluded from this Section 15.1(b) are all matters which are covered by CBI’s indemnities under Section 15.1(a).

(c)	Licensee’s obligation to indemnify Licensor pursuant to a claim that the Product Intellectual Property, including the Patent, infringes third-party intellectual property rights pursuant to Section 15.1(b)(b) shall apply only if and to the extent that Licensor’s Losses incurred in connection with such claim exceed the aggregate Fees and/or Royalties that Licensee has paid to Licensor at the time a claim for indemnification under Section 15.1(b)(b) is made by Licensor.

15.2 Procedure.

15.2.1 In order for an indemnified party under this Article 15 (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party will, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying party under this Article 15 (the “Indemnifying Party”) in writing of its claim for indemnification of such Loss; provided, however, that failure to give such prompt notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party, at the Indemnifying Party’s expense, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss and the Indemnified Party shall cooperate fully with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such claim.

15.2.2 If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 15.2.1., the Indemnifying Party shall control the defense and settlement of such third-party claim (unless the Indemnifying Party is also a person against whom the third-party claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, in which case the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, and the Indemnified Party shall bear the cost and expense of such separate defense, unless and to the extent the Parties otherwise agree or it is determined through arbitration hereunder that such costs and expense are or were required to be indemnified by the Indemnifying Party), with counsel selected by the Indemnifying Party that the Indemnified Party consents to as reasonably satisfactory, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, so long as it diligently conducts the defense of such third party claim be liable to the Indemnified Party under this Article 15 for any fees of other counsel or any other expenses with respect to the defense of such third party claim. No compromise or settlement of such third-party claim may be effected by either Party in a way that prejudices or adversely impacts the other Party without the other Party’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the assumption by the Indemnifying Party of the defense of any third-party claim as provided in this Article 15, the Indemnified Party will be permitted to join such defense and to employ counsel at its own expense. If notice is given to an Indemnifying Party of the assertion of any third-party claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its assumption of the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim or any reasonable compromise or settlement effected in good faith by the Indemnified Party. Indemnified Party shall have the right to maintain the defense of such claim or action and the Indemnifying Party shall provide reasonable assistance to the Indemnified Party in the defense of such third party claim and to bear the reasonable cost and expense of such defense (including attorney’s and experts’ fees and expenses).

15.2.3 Notwithstanding the provisions of Section 17.9, the Parties each consent to the nonexclusive jurisdiction of any court in which a proceeding in respect of a third-party claim is brought by a third party either against Prism or CBI for purposes of defense of such third party claim and each Party agrees that process may be served on it with respect to indemnification with respect to such third party claim in accordance with Section 17.12.

15.2.4 This Article 15 sets forth the Parties’ complete and sole obligations to indemnify one another for Losses arising from or connected with third party claims.

15.3 Insurance. Licensee shall procure and maintain during the term of this Agreement, commercial general liability insurance, including without limitation, products liability and contractual liability insurance, in commercially reasonable amounts, and with the insurance carriers licensed to do business in the jurisdiction where Licensee is located; provided, however, that Licensee shall not be required to maintain product liability coverage so long as Licensed Products are not being sold or used with humans.

16. PUBLICATION.

16.1 The Parties will consult with each other before issuing any press release or otherwise making any public statement or other disclosure with respect to this License Agreement. Neither Party will issue any such press release or make any such public statement or other disclosure prior to receiving written approval from the other Party, unless compelled to do so under a regulatory or legal obligation.

16.2 From time to time, Prism or CBI may desire to publish or otherwise publicly announce the results of testing or from the research or development program involving any Licensed Products orally, or in writing. Prior to such publication or public announcement of findings, each of the Parties has the right to review the intended manuscript, poster presentation, or public announcement prior to publication and each of the Parties shall return to the other their comments regarding such announcement within thirty (30) days. Neither Party shall unreasonably withhold its consent to such publication.

17. MISCELLANEOUS.

17.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties on the subject matter herein, and it supersedes all prior agreements and understandings between the Parties with respect to its subject matter. No amendment or modification to this Agreement shall be effective unless in writing signed by an authorized representative of each Party.

17.2 Assignment. Neither Party may assign its rights or delegate its obligations under this License Agreement without the express prior written consent of the other Party, except that Licensee’s rights and obligations may succeed by operation of law to the surviving entity in a merger or consolidation in which it participates or to a successor of all or substantially all of Licensee’s assets or stock. Any unauthorized assignment or transfer of this License Agreement shall be void. Subject to the foregoing, the rights and liabilities of the Parties will bind and inure to the benefit of their respective successors, permitted assigns, insurers and reinsurers.

17.3 Relationship. The Parties are independent entities. Nothing contained in this License Agreement or the Parties’ conduct hereunder shall be construed to create a relationship of partners, joint venturers, principal and agent or employer/employee. Neither Party shall have any right, power or authority, express or implied, to bind the other Party.

17.4 Export Controls. Prism acknowledges and agrees to fully comply with all applicable U.S. export and import control laws (“Control Laws”). Without limiting the foregoing, Prism agrees not to engage in any exports or imports of technical data or information relating directly or indirectly to the Patents or the Licensed Products under the Control Laws, including but not limited to transmitting or sending any information outside of the U.S., or a party allowing its foreign national employees to receive any information, even within the U.S., without: (A) first verifying whether the information to be disclosed or received constitutes an export or an import under any Control Law; (B) complying with all licensing requirements or exclusions or exemptions thereto under the Control Laws; and (C) upon the request of CBI, sharing all Control Law advisory opinions, classification requests, commodity jurisdiction requests, and government agency correspondence with CBI.

17.5 Survival. The Parties agree that (a) the representations and warranties contained in Section 12 shall survive the execution and delivery of this Agreement and remain true during the Term, except with respect to those representations and warranties which are limited to the Effective Date or which otherwise are limited to a particular time or which refer to past actions, which shall be true as of the Effective Date, and (b) except as is provided in Section 11.2.4(e), the Parties agree that each Party’s covenants and agreements under this Agreement shall remain in effect only during the Term until performed by such Party, subject to any conditions to performance, discharge of the duty to perform and similar traditional contract interpretation principles. Notwithstanding the foregoing, nothing in this Agreement shall be construed to release either Party from any obligations that were incurred prior to the effective date of termination of this Agreement and each Party may bring a claim under this Agreement and as permitted by this Agreement (whether for indemnification, breach or otherwise) in accordance with the relevant statute of limitations of the governing law defined in Section 17.10.

17.6 Severability. If any provision of this Agreement or portion thereof is finally held by a court of competent jurisdiction to be unenforceable, void, invalid, or otherwise contrary to law or equity, the Parties agree that such provision or portion thereof shall be reformed automatically as necessary to cure such defect, or if necessary to delete such provision or portion thereof, and that the remainder of this Agreement, and the remainder of this License Agreement shall continue in full force and effect.

17.7 Waiver. The observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only in a writing signed by both Parties. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights for any future period.

17.8 Compliance with Law. Each Party agrees that it shall comply with all applicable laws, regulations and ordinances in connection with its conduct of its business associated with this Agreement, and Prism further agrees to require any affiliates and sublicensees to similarly comply with all applicable laws, regulations and ordinances.

17.9 Arbitration. Except as is allowed herein to the contrary, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, or any amount due hereunder, including, without limitation, any claim based on contract, tort or statute shall be settled as follows: The Advisory Committee shall initially meet to attempt to resolve disputes. If the Advisory Committee cannot resolve such disputes within seven (7) days after either Party requests such a meeting, then either Party may request that the chief executive officer of each Party meet to attempt to resolve such dispute. If the chief executive officers cannot resolve such disputes within seven (7) days after either Party requests such a meeting, then such controversy, dispute or claim shall be settled, solely and exclusively, by arbitration. Any arbitration pursuant to this Agreement shall be conducted in Philadelphia, Pennsylvania before and in accordance with the then existing Commercial Dispute Resolution Procedures through the American Arbitration Association, using an arbitrator mutually selected by CBI and Prism from a list of those designated by the American Arbitration Association or, if the Parties disagree, otherwise appointed by the American Arbitration Association. Any arbitration shall be final and binding. The findings shall be delivered in a written opinion with findings of facts based on the record. Any judgment upon any interim or final award or order rendered by the arbitrator may be entered by any State or Federal court having jurisdiction thereof. The Parties intend that any agreement pursuant hereto to arbitrate be valid, enforceable and irrevocable. Each Party in any arbitration proceeding commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim. Notwithstanding the foregoing, at any time, a Party may seek or obtain preliminary, interim or injunctive or conservatory measures from either the arbitrators or from a court.

17.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, and without regard to its choice of law rules.

17.11 Headings. The headings used in this License Agreement are for convenience only and are not to be used in interpreting the rights and obligations of the Parties under this License Agreement.

17.12 Counterparts; Facsimile. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature. This License Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

17.13 Notices. Any notice or other communication required or permitted to be given hereunder, shall be in writing and shall be deemed to be given when delivered by hand or commercial overnight courier service with tracking capabilities or sent by certified mail (return receipt requested), all of the foregoing costs and postage prepaid, to the Parties at the addresses set forth below, or such other address as a Party may specify for the other by written Notice;

For CBI: Attention: Robert B. Harris, Ph.D. President and CEO Commonwealth Biotechnologies 601 Biotech Drive Richmond, VA 23235

For Prism:

Attention: Warren D. Cooper

President and CEO

Prism Pharmaceuticals Inc

1150 First Ave, Suite 1050,

King of Prussia, PA, 19406

copy to:

Dinsmore & Shohl LLP

Attn: Paul R. Mattingly, Esq.

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202

17.14 Force Majeure. Neither Party hereto shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include but not be limited to fire, floods, embargos, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, omissions or delays in acting by any Governmental Entity (including the FDA and Regulatory Authorities) or the other Party hereto (“Force Majeure Event”).

17.15 Drafting. Each Party and its counsel have reviewed and had the opportunity to contribute to the drafting of this License Agreement, and the rule of construction providing that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this License Agreement. This License Agreement shall be construed as drafted by both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be signed by their duly authorized representatives.

COMMONWEALTH BIOTECHNOLOGIES, INC.		PRISM PHARMACEUTICALS, INC.

By:	/s/ Robert B. Harris	By:	/s/ Warren D. Cooper
	Robert B. Harris, Ph.D., President and CEO		Warren D. Cooper, President and CEO

Dated: 1/3/06		Dated: January 3, 2006

Schedule 5.2

Initial Advisory Committee

For CBI:	Dr. Richard J. Freer
Dr. Robert B. Harris

For Prism:	Dr. Warren Cooper
Dr. Dan Cushing

Exhibit A

TRADEMARK ASSIGNMENT

WHEREAS Commonwealth Biotechnologies, Inc,, a Virginia corporation having as its principal place of business at 601 Biotech Drive, Richmond, Virginia 23235 (“CBI”), has used and registered the trademark HEPARREST for use with pharmaceuticals, namely cardiovascular agents, identified by U.S. Trademark Registration No. 2,652,127 (the “Product Trademark”);

WHEREAS Prism Pharmaceuticals, Inc., a Delaware corporation having as its principal place of business 1150 First Ave., Suite 1050, King of Prussia, Pennsylvania 19406 (“Prism”) has entered into a “Patent License and Development Agreement” (to which this Trademark Assignment is Exhibit A) with CBI for the purpose of acquiring the right to commercialize and sell products with technology licensed by CBI;

WHEREAS, Prism desires to own and have the option to use the Product Trademark with such products, and pursuant to the Patent License and Development Agreement CBI is willing to assign and convey its rights in the Product Trademark to Prism,

NOW, THEREFORE, pursuant to the terms of the Patent License and Development Agreement and in partial consideration of the covenants made therein, and for other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, CBI does hereby assign and convey to Prism all of its right, title and interest in and to the Product Trademark, all registrations and applications for registration associated therewith, the goodwill of the business symbolized by the Product Trademark, and all common law rights associated with the Product Trademark, whether registered or unregistered.

This Assignment shall be effective as of the 3rd day of January, 2006.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Robert B. Harris, Ph.D.
Its:	President and CEO
Date:	1/3/06

Acknowledgment

On this 3rd day of January, 2006, before me appeared Robert B. Harris, the person who signed the foregoing instrument, who acknowledged that he or she signed it as a free act on behalf of the identified corporation and with authority to do so.

COMMONWEALTH OF VIRGINIA	)
CHESTERFIELD COUNTRY	)

Subscribed and sworn to before me this 3rd day of January, 2006.

My commission expires: April 30, 2008.

/s/ James H. Brennan
Notary Public